Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated August 27, 2008, and	Registration No. 333-145845
the Prospectus Supplement dated August 27, 2008)
November 12, 2008

BARCLAYS BANK PLC

Barclays Buffered Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The buffered reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES ONLY OFFER LIMITED PROTECTION OF RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•	Issue date: November 28, 2008

•	Initial valuation date: November 24, 2008

•	Final valuation date: May 22, 2009

•	Maturity date: May 28, 2009

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.

•	Buffer level: One minus the protection level.

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: TBD

Put premium: The coupon rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance #	CUSIP/ISIN
JPMorgan Chase & Co.	TBD	FWP-7	JPM	TBD	10.500%	80.0%	TBD	TBD	TBD	TBD	E-2781	06738QUM8/ US06738QUM85
Bank of America Corporation	TBD	FWP-9	BAC	TBD	10.750%	75.0%	TBD	TBD	TBD	TBD	E-2782	06738QUK2/ US06738QUK20
United States Steel Corporation	TBD	FWP-11	X	TBD	18.000%	70.0%	TBD	TBD	TBD	TBD	E-2784	06738QUN6/ US06738QUN68
Monsanto Company	TBD	FWP-13	MON	TBD	9.000%	75.0%	TBD	TBD	TBD	TBD	E-2785	06738QUP1/ US06738QUP17
Research In Motion Limited	TBD	FWP-15	RIMM	TBD	14.750%	80.0%	TBD	TBD	TBD	TBD	E-2787	06738QUR7/ US06738QUR72
The Mosaic Company	TBD	FWP-17	MOS	TBD	14.250%	75.0%	TBD	TBD	TBD	TBD	E-2788	06738QUS5/ US06738QUS55
Target Corporation	TBD	FWP-19	TGT	TBD	10.250%	75.0%	TBD	TBD	TBD	TBD	E-2789	06738QUJ5/ US06738QUJ56

*	Annualized Rate

See “Risk Factors” in this free writing prospectus and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm

Prospectus Supplement dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

Limited Protection Against Loss—You will receive the full principal amount of your investment at maturity only if the final price does not go below the protection price. Your investment will be fully exposed to any decline in the value of the linked share beyond the buffer level. You may lose up to the protection level of your initial investment if the final price of the linked share declines by more than the buffer level from the initial price.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

FWP-2

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless the final price of the linked shares is lower than the protection price.

If the final price of the linked shares is lower than the protection price, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price) plus a cash amount equal to the product of $1000 and the buffer level, or (ii) a cash amount equal to the physical delivery amount (and any fractional shares) multiplied by the final price plus the product of $1000 and the buffer level.

If you receive shares of the linked shares and the cash amount equal to the product of $1000 and the buffer level in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive plus such cash amount, which could be substantially less than the value of your original investment. You may lose up to the protection level of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price. The physical delivery amount, the initial price and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

FWP-3

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the product of the Deposit (as defined below) and the protection level, plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the portion of the Deposit equal to the Deposit multiplied by the protection level, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the product of the Deposit and the protection level (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on such portion of the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. In addition, we will pay to you a cash amount equal to the product of the Deposit and the buffer level. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. If we exercise the Put Option and sell the reference assets to you, you should have an adjusted tax basis in all reference assets received (including for this purpose any fractional shares) equal to the Deposit multiplied by the protection level (plus any accrued and unpaid interest or discount on this portion of the Deposit) less the total Put Premium received. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference

FWP-4

Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above the protection price, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below the protection price, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus the sum of (i) a cash amount equal to the product of $1000 and the buffer level and (ii) a cash amount equal to any fractional shares multiplied by the final price or (b) the cash amount equal to the physical delivery amount (and any fractional shares) multiplied by the final price plus the product of $1000 and the buffer level.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon rate on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

FWP-5

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (the “Company”) is a financial holding company incorporated under Delaware law in 1968. The Company is one of the largest banking institutions in the United States, with $1.6 trillion in assets, $123 billion in stockholders’ equity and operations worldwide.

The Company’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national banking association that is the Company’s credit card-issuing bank. The Company’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its U.S. investment banking firm. The bank and non-bank subsidiaries of the Company operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

The Company’s website is www.jpmorganchase.com.

The linked share’s SEC file number is: 1-5805.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$26.14	$15.30	$24.00
31-Mar-03	$28.29	$20.13	$23.71
30-Jun-03	$36.25	$23.75	$34.18
30-Sep-03	$37.90	$32.40	$34.33
31-Dec-03	$36.99	$34.48	$36.73
31-Mar-04	$43.84	$36.31	$41.95
30-Jun-04	$42.56	$34.62	$38.77
30-Sep-04	$40.25	$35.50	$39.73
31-Dec-04	$40.45	$36.35	$39.01
31-Mar-05	$39.65	$34.35	$34.60
30-Jun-05	$36.49	$33.36	$35.32
30-Sep-05	$35.95	$33.32	$33.93
30-Dec-05	$40.56	$32.98	$39.69
31-Mar-06	$42.42	$37.88	$41.64
30-Jun-06	$46.80	$39.34	$42.00
29-Sep-06	$47.49	$40.40	$46.96
29-Dec-06	$49.00	$45.51	$48.30
30-Mar-07	$51.95	$45.91	$48.38
29-Jun-07	$53.25	$47.70	$48.45
28-Sep-07	$50.48	$42.18	$45.82
31-Dec-07	$48.02	$40.15	$43.65
31-Mar-08	$49.28	$36.02	$42.95
30-Jun-08	$49.75	$33.96	$34.31
30-Sep-08	$48.35	$29.25	$46.70
3-Nov-08	$50.50	$32.52	$40.73

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: JPM

Initial price: $40.73

Protection level: 80.00%

Protection price: $32.58

Physical delivery amount: 24($1,000/Initial price)

Fractional shares: 0.551927

Cash payment: $200 (1,000*(100% - Protection Level))

Coupon: 10.50% per annum

Maturity: March 27, 2009

Dividend yield: 3.73% per annum

Coupon amount monthly: $8.75

FWP-6

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	5.25%	101.87%
+ 90%	5.25%	91.87%
+ 80%	5.25%	81.87%
+ 70%	5.25%	71.87%
+ 60%	5.25%	61.87%
+ 50%	5.25%	51.87%
+ 40%	5.25%	41.87%
+ 30%	5.25%	31.87%
+ 20%	5.25%	21.87%
+ 10%	5.25%	11.87%
+ 5%	5.25%	6.87%

0%	5.25%	1.87%

- 5%	5.25%	-3.13%
- 10%	5.25%	-8.13%
- 20%	5.25%	-18.13%
- 30%	-4.75%	-28.13%
- 40%	-14.75%	-38.13%
- 50%	-24.75%	-48.13%
- 60%	-34.75%	-58.13%
- 70%	-44.75%	-68.13%
- 80%	-54.75%	-78.13%
- 90%	-64.75%	-88.13%
- 100%	-74.75%	-98.13%

FWP-7

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“the Company”) is a Delaware corporation, a bank holding company and a financial holding company under the Gramm-Leach-Bliley Act. The Company was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. The Company’s principal executive offices are located in the Bank of America Corporate Center, Charlotte, North Carolina 28255.

The Company provides a diversified range of banking and nonbanking financial services and products through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking and Global Wealth and Investment Management. The Company currently operates in 32 states, the District of Columbia and more than 30 different countries. In the United States, it serves more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and more than 24 million active on-line users.

On October 1, 2007, the Corporation completed the acquisition of ABN AMRO North America Holding Company, parent of LaSalle Bank Corporation. On July 1, 2007, the Corporation completed the acquisition of U.S. Trust Corporation.

The linked share’s SEC file number is 001-06523.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$36.00	$26.98	$34.79
31-Mar-03	$36.25	$32.13	$33.42
30-Jun-03	$40.00	$33.60	$39.52
30-Sep-03	$42.45	$37.29	$39.02
31-Dec-03	$41.38	$36.25	$40.22
31-Mar-04	$41.50	$38.81	$40.49
30-Jun-04	$42.83	$38.52	$42.31
30-Sep-04	$44.99	$41.77	$43.33
31-Dec-04	$47.47	$42.94	$46.99
31-Mar-05	$47.20	$43.43	$44.10
30-Jun-05	$47.42	$43.47	$45.61
30-Sep-05	$46.05	$41.14	$42.10
30-Dec-05	$47.25	$41.38	$46.15
31-Mar-06	$47.20	$42.98	$45.54
30-Jun-06	$50.50	$45.26	$48.10
29-Sep-06	$54.00	$47.59	$53.57
29-Dec-06	$55.08	$51.32	$53.39
30-Mar-07	$54.21	$48.36	$51.02
29-Jun-07	$52.20	$48.55	$48.89
28-Sep-07	$52.77	$46.52	$50.27
31-Dec-07	$52.95	$40.61	$41.26
31-Mar-08	$45.08	$33.25	$37.91
30-Jun-08	$41.37	$23.65	$23.87
30-Sep-08	$38.85	$18.44	$35.00
3-Nov-08	$38.50	$18.99	$23.61

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: BAC

Initial price: $23.61

Protection level: 75.00%

Protection price: $17.71

Physical delivery amount: 42($1,000/Initial price)

Fractional shares: 0.354934

Cash payment: $250 (1,000*(100% - Protection Level))

Coupon: 10.75% per annum

Maturity: March 27, 2009

Dividend yield: 10.84% per annum

Coupon amount monthly: $8.96

FWP-8

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	5.375%	105.42%
+ 90%	5.375%	95.42%
+ 80%	5.375%	85.42%
+ 70%	5.375%	75.42%
+ 60%	5.375%	65.42%
+ 50%	5.375%	55.42%
+ 40%	5.375%	45.42%
+ 30%	5.375%	35.42%
+ 20%	5.375%	25.42%
+ 10%	5.375%	15.42%
+ 5%	5.375%	10.42%

0%	5.375%	5.42%

- 5%	5.375%	0.42%
- 10%	5.375%	-4.58%
- 20%	5.375%	-14.58%
- 30%	0.375%	-24.58%
- 40%	-9.625%	-34.58%
- 50%	-19.625%	-44.58%
- 60%	-29.625%	-54.58%
- 70%	-39.625%	-64.58%
- 80%	-49.625%	-74.58%
- 90%	-59.625%	-84.58%
- 100%	-69.625%	-94.58%

FWP-9

United States Steel Corporation

According to publicly available information, United States Steel Corporation (the “Company”) is an integrated steel producer with major production operations in North America and Central Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. The Company has annual raw steel production capability of 31.7 million net tons and is the fifth largest steel producer in the world. . The Company is also engaged in several other business activities, most of which are related to steel manufacturing. These include the production of coke in both the North America and Central Europe; and the production of iron ore pellets from taconite, transportation services (railroad and barge operations), real estate operations, and engineering and consulting services in North America.

The linked share’s SEC file number is 1-16811.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$14.90	$10.87	$13.12
31-Mar-03	$17.68	$9.61	$9.83
30-Jun-03	$17.88	$9.72	$16.37
30-Sep-03	$20.05	$15.11	$18.38
31-Dec-03	$37.00	$18.54	$35.02
31-Mar-04	$40.15	$31.40	$37.27
30-Jun-04	$39.98	$25.23	$35.12
30-Sep-04	$39.98	$32.95	$37.62
31-Dec-04	$54.06	$32.15	$51.25
31-Mar-05	$63.90	$45.20	$50.85
30-Jun-05	$52.12	$34.05	$34.37
30-Sep-05	$45.95	$34.09	$42.35
30-Dec-05	$51.45	$33.59	$48.07
31-Mar-06	$64.47	$48.05	$60.68
30-Jun-06	$77.52	$56.15	$70.12
29-Sep-06	$70.66	$53.63	$57.68
29-Dec-06	$79.01	$54.18	$73.14
30-Mar-07	$101.60	$68.83	$99.17
29-Jun-07	$127.26	$99.07	$108.75
28-Sep-07	$116.37	$74.47	$105.94
31-Dec-07	$121.11	$85.05	$120.91
31-Mar-08	$128.30	$91.11	$126.87
30-Jun-08	$196.00	$122.00	$184.78
30-Sep-08	$180.57	$68.63	$77.61
3-Nov-08	$77.92	$28.43	$38.28

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: X

Initial price: $38.28

Protection level: 70.00%

Protection price: $26.80

Physical delivery amount: 26($1,000/Initial price)

Fractional shares: 0.123302

Cash payment: $300 (1,000*(100% - Protection Level))

Coupon: 18.00% per annum

Maturity: March 27, 2009

Dividend yield: 2.61% per annum

Coupon amount monthly: $15.00

FWP-10

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	9.00%	101.31%
+ 90%	9.00%	91.31%
+ 80%	9.00%	81.31%
+ 70%	9.00%	71.31%
+ 60%	9.00%	61.31%
+ 50%	9.00%	51.31%
+ 40%	9.00%	41.31%
+ 30%	9.00%	31.31%
+ 20%	9.00%	21.31%
+ 10%	9.00%	11.31%
+ 5%	9.00%	6.31%

+ 0%	9.00%	1.31%

- 5%	9.00%	-3.69%
- 10%	9.00%	-8.69%
- 20%	9.00%	-18.69%
- 30%	9.00%	-28.69%
- 40%	-1.00%	-38.69%
- 50%	-11.00%	-48.69%
- 60%	-21.00%	-58.69%
- 70%	-31.00%	-68.69%
- 80%	-41.00%	-78.69%
- 90%	-51.00%	-88.69%
- 100%	-61.00%	-98.69%

FWP-11

Monsanto Company

According to publicly available information, Monsanto Company, (the “Company”) is a global provider of agricultural products for farmers. The Company’s business consists of two segments: Seeds and Genomics and Agricultural Productivity. The Seeds and Genomics segment produces the seed brands DEKALB, Asgrow, Deltapine, Seminis, and De Ruiter and develops biotechnology traits that assist farmers in controlling insects and weeds. The Agricultural Productivity segment manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market.

The linked share’s SEC file number is 001-16167.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$10.30	$6.85	$9.63
31-Mar-03	$9.94	$6.78	$8.20
30-Jun-03	$11.30	$7.85	$10.82
30-Sep-03	$13.25	$10.43	$11.97
31-Dec-03	$14.45	$11.54	$14.39
31-Mar-04	$18.38	$14.04	$18.34
30-Jun-04	$19.25	$15.68	$19.25
30-Sep-04	$19.00	$17.08	$18.21
31-Dec-04	$28.22	$17.70	$27.78
31-Mar-05	$32.50	$25.05	$32.25
30-Jun-05	$34.40	$27.83	$31.44
30-Sep-05	$34.58	$27.80	$31.38
30-Dec-05	$39.93	$28.19	$38.77
31-Mar-06	$44.18	$39.12	$42.38
30-Jun-06	$44.88	$37.92	$42.10
29-Sep-06	$48.45	$40.93	$47.01
29-Dec-06	$53.49	$42.75	$52.53
30-Mar-07	$57.08	$49.10	$54.96
29-Jun-07	$68.81	$54.34	$67.54
28-Sep-07	$86.89	$58.50	$85.74
31-Dec-07	$116.24	$82.51	$111.69
31-Mar-08	$129.28	$90.86	$111.50
30-Jun-08	$145.17	$104.60	$126.44
30-Sep-08	$126.90	$92.74	$98.98
3-Nov-08	$100.69	$68.05	$87.34

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MON

Initial price: $87.34

Protection level: 75.00%

Protection price: $65.51

Physical delivery amount: 11($1,000/Initial price)

Fractional shares: 0.449508

Cash payment: $250 (1,000*(100% - Protection Level))

Coupon: 9.00% per annum

Maturity: March 27, 2009

Dividend yield: 0.95% per annum

Coupon amount monthly: $7.50

FWP-12

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	4.50%	100.48%
+ 90%	4.50%	90.48%
+ 80%	4.50%	80.48%
+ 70%	4.50%	70.48%
+ 60%	4.50%	60.48%
+ 50%	4.50%	50.48%
+ 40%	4.50%	40.48%
+ 30%	4.50%	30.48%
+ 20%	4.50%	20.48%
+ 10%	4.50%	10.48%
+ 5%	4.50%	5.48%

0%	4.50%	0.48%

- 5%	4.50%	-4.52%
- 10%	4.50%	-9.52%
- 20%	4.50%	-19.52%
- 30%	-0.50%	-29.52%
- 40%	-10.50%	-39.52%
- 50%	-20.50%	-49.52%
- 60%	-30.50%	-59.52%
- 70%	-40.50%	-69.52%
- 80%	-50.50%	-79.52%
- 90%	-60.50%	-89.52%
- 100%	-70.50%	-99.52%

FWP-13

Research In Motion Limited

According to publicly available information, Research In Motion Limited (the “Company”) is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, the Company provides platforms and solutions for seamless access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. The Company’s technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.

The Company’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry wireless platform, the RIM Wireless Handhelds™ product line, software development tools, radio-modems and other hardware and software. Founded in 1984 and based in Waterloo, Ontario, the Company operates offices in North America, Europe and Asia Pacific

The linked share’s SEC file number is: 0-29898.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$2.84	$1.39	$2.19
31-Mar-03	$2.67	$1.79	$2.18
30-Jun-03	$3.91	$2.13	$3.60
30-Sep-03	$6.51	$3.41	$6.37
31-Dec-03	$11.83	$6.17	$11.14
31-Mar-04	$16.94	$11.02	$15.55
30-Jun-04	$23.08	$14.17	$22.81
30-Sep-04	$25.81	$17.42	$25.45
31-Dec-04	$34.52	$24.06	$27.47
31-Mar-05	$27.88	$20.09	$25.47
30-Jun-05	$28.18	$20.63	$24.58
30-Sep-05	$27.50	$22.38	$22.80
30-Dec-05	$23.14	$17.00	$22.00
31-Mar-06	$30.18	$20.97	$28.29
30-Jun-06	$29.37	$20.34	$23.26
29-Sep-06	$34.83	$20.71	$34.22
29-Dec-06	$47.55	$32.92	$42.59
30-Mar-07	$49.02	$39.92	$45.50
29-Jun-07	$66.86	$42.93	$66.66
28-Sep-07	$100.98	$61.55	$98.55
31-Dec-07	$137.00	$95.02	$113.40
31-Mar-08	$118.35	$80.20	$112.23
30-Jun-08	$148.11	$113.01	$116.90
30-Sep-08	$135.00	$60.11	$68.30
3-Nov-08	$68.23	$40.21	$53.53

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: RIMM

Initial price: $53.53

Protection level: 80.00%

Protection price: $42.82

Physical delivery amount: 18($1,000/Initial price)

Fractional shares: 0.681113

Cash payment: $200 (1,000*(100% - Protection Level))

Coupon: 14.75% per annum

Maturity: March 27, 2009

Dividend yield: 0.00% per annum

Coupon amount monthly: $12.29

FWP-14

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	7.375%	100.00%
+ 90%	7.375%	90.00%
+ 80%	7.375%	80.00%
+ 70%	7.375%	70.00%
+ 60%	7.375%	60.00%
+ 50%	7.375%	50.00%
+ 40%	7.375%	40.00%
+ 30%	7.375%	30.00%
+ 20%	7.375%	20.00%
+ 10%	7.375%	10.00%
+ 5%	7.375%	5.00%

+ 0%	7.375%	0.00%

- 5%	7.375%	-5.00%
- 10%	7.375%	-10.00%
- 20%	7.375%	-20.00%
- 30%	-2.625%	-30.00%
- 40%	-12.625%	-40.00%
- 50%	-22.625%	-50.00%
- 60%	-32.625%	-60.00%
- 70%	-42.625%	-70.00%
- 80%	-52.625%	-80.00%
- 90%	-62.625%	-90.00%
- 100%	-72.625%	-100.00%

FWP-15

The Mosaic Company

According to publicly available information, The Mosaic Company (the “Company”) is a producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry. The Company is a single source supplier of phosphate-, potash- and nitrogen-based crop nutrients and animal feed ingredients. The Company serves customers in approximately 40 countries. The Company has phosphate mining operations in Florida and phosphate production facilities in Florida and Louisiana; potash mines and production facilities in Saskatchewan, Canada, New Mexico and Michigan; strategic equity investments in phosphate and nitrogen production facilities in Brazil; and other production, blending or distribution operations or equity investments in nearly a dozen countries.

The linked share’s SEC file number is 001-32327.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	N/A	N/A	N/A
31-Mar-03	N/A	N/A	N/A
30-Jun-03	N/A	N/A	N/A
30-Sep-03	N/A	N/A	N/A
31-Dec-03	N/A	N/A	N/A
31-Mar-04	N/A	N/A	N/A
30-Jun-04	N/A	N/A	N/A
30-Sep-04	N/A	N/A	N/A
31-Dec-04	$18.58	$14.80	$16.32
31-Mar-05	$17.42	$14.60	$17.06
30-Jun-05	$17.16	$12.38	$15.56
30-Sep-05	$17.98	$15.11	$16.02
30-Dec-05	$15.62	$12.51	$14.63
31-Mar-06	$17.14	$13.78	$14.35
30-Jun-06	$17.28	$13.31	$15.65
29-Sep-06	$17.12	$14.03	$16.90
29-Dec-06	$23.54	$16.20	$21.36
30-Mar-07	$28.84	$19.49	$26.66
29-Jun-07	$40.96	$26.44	$39.02
28-Sep-07	$54.83	$32.50	$53.52
31-Dec-07	$97.60	$48.72	$94.34
31-Mar-08	$119.78	$71.00	$102.60
30-Jun-08	$163.22	$95.00	$144.70
30-Sep-08	$146.92	$62.21	$68.02
3-Nov-08	$71.50	$25.20	$37.30

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MOS

Initial price: $37.30

Protection level: 75.00%

Protection price: $27.98

Physical delivery amount: 26($1,000/Initial price)

Fractional shares: 0.809651

Cash payment: $250 (1,000*(100% - Protection Level))

Coupon: 14.25% per annum

Maturity: March 27, 2009

Dividend yield: 0.13% per annum

Coupon amount monthly: $11.88

FWP-16

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	7.125%	100.07%
+ 90%	7.125%	90.07%
+ 80%	7.125%	80.07%
+ 70%	7.125%	70.07%
+ 60%	7.125%	60.07%
+ 50%	7.125%	50.07%
+ 40%	7.125%	40.07%
+ 30%	7.125%	30.07%
+ 20%	7.125%	20.07%
+ 10%	7.125%	10.07%
+ 5%	7.125%	5.07%

0%	7.125%	0.07%

- 5%	7.125%	-4.93%
- 10%	7.125%	-9.93%
- 20%	7.125%	-19.93%
- 30%	2.125%	-29.93%
- 40%	-7.875%	-39.93%
- 50%	-17.875%	-49.93%
- 60%	-27.875%	-59.93%
- 70%	-37.875%	-69.93%
- 80%	-47.875%	-79.93%
- 90%	-57.875%	-89.93%
- 100%	-67.875%	-99.93%

FWP-17

Target Corporation

According to publicly available information, Target Corporation (the “Company”) operates large-format general merchandise and food discount stores in the United States, which include Target and SuperTarget stores. The Company operates Target general merchandise stores with a wide assortment of general merchandise and a more limited assortment of food items, as well as SuperTarget stores with a full line of food and general merchandise items. Target.com offers a wide assortment of general merchandise including many items found in the Company’s stores and a complementary assortment, such as extended sizes and colors, sold only on-line. A significant portion of its sales is from national brand merchandise. In addition, the Company sells merchandise under private-label brands including, but not limited to, Archer Farms®, Choxie™, Circo®, Embark®, Gilligan & O’Malley®, Kool Toyz®, Market Pantry®, Merona®, ProSpirit®, Room Essentials™, Target Limited Edition, Trutech® and Xhilaration®. The Company also offers a branded proprietary credit card and debit card products (REDcards).

The linked share’s SEC file number is 001-06049.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
31-Dec-02	$37.10	$24.90	$30.00
31-Mar-03	$31.59	$25.60	$29.26
30-Jun-03	$38.53	$28.50	$37.84
30-Sep-03	$41.79	$36.75	$37.63
31-Dec-03	$40.90	$36.19	$38.40
31-Mar-04	$45.85	$36.65	$45.04
30-Jun-04	$46.89	$41.25	$42.47
30-Sep-04	$46.90	$40.03	$45.25
31-Dec-04	$54.14	$45.30	$51.93
31-Mar-05	$53.20	$47.76	$50.02
30-Jun-05	$56.24	$45.55	$54.41
30-Sep-05	$60.00	$49.93	$51.93
30-Dec-05	$59.01	$50.78	$54.97
31-Mar-06	$55.85	$51.93	$52.01
30-Jun-06	$55.13	$47.26	$48.87
29-Sep-06	$56.67	$44.85	$55.25
29-Dec-06	$60.31	$54.60	$57.05
30-Mar-07	$64.73	$56.61	$59.26
29-Jun-07	$65.07	$56.80	$63.60
28-Sep-07	$70.75	$56.06	$63.57
31-Dec-07	$68.50	$48.85	$50.00
31-Mar-08	$57.32	$47.25	$50.68
30-Jun-08	$55.71	$46.34	$46.49
30-Sep-08	$59.22	$42.34	$49.05
3-Nov-08	$48.75	$30.50	$39.32

*	High, low and closing prices are for the period October 1, 2008 and ending November 3, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: TGT

Initial price: $39.32

Protection level: 75.00%

Protection price: $29.49

Physical delivery amount: 25($1,000/Initial price)

Fractional shares: 0.432350

Cash payment: $250 (1,000*(100% -Protection Level))

Coupon: 10.25% per annum

Maturity: March 27, 2009

Dividend yield: 1.48% per annum

Coupon amount monthly: $8.54

FWP-18

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	5.125%	100.74%
+ 90%	5.125%	90.74%
+ 80%	5.125%	80.74%
+ 70%	5.125%	70.74%
+ 60%	5.125%	60.74%
+ 50%	5.125%	50.74%
+ 40%	5.125%	40.74%
+ 30%	5.125%	30.74%
+ 20%	5.125%	20.74%
+ 10%	5.125%	10.74%
+ 5%	5.125%	5.74%

0%	5.125%	0.74%

- 5%	5.125%	-4.26%
- 10%	5.125%	-9.26%
- 20%	5.125%	-19.26%
- 30%	0.125%	-29.26%
- 40%	-9.875%	-39.26%
- 50%	-19.875%	-49.26%
- 60%	-29.875%	-59.26%
- 70%	-39.875%	-69.26%
- 80%	-49.875%	-79.26%
- 90%	-59.875%	-89.26%
- 100%	-69.875%	-99.26%

FWP-19